Exhibit 16.1

UHY LLP

April 21, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the four paragraphs included in Item 4.01(a) of Form 8-K of AmBase Corporation dated April 19, 2010, expected to filed with the Securities and Exchange Commission on April 22, 2010 and are in agreement with the statements concerning our Firm in these paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ UHY LLP

UHY LLP